Exhibit 99.1

Cardinal Health Announces Pharmaceutical Segment Organizational Changes

--Victor Crawford will step down as CEO of Pharmaceutical Segment--

--Debbie Weitzman, President of Pharmaceutical Distribution, named CEO of Pharmaceutical Segment--

DUBLIN, Ohio, September 8, 2022 – Cardinal Health (NYSE: CAH) today announced Debbie Weitzman, current President of Pharmaceutical Distribution, will become CEO of the Company’s Pharmaceutical Segment. Weitzman will replace Victor Crawford, who will be stepping down as Pharmaceutical Segment CEO effective September 19, but will remain with the company until November 13 to help with the transition. The role of President of Pharmaceutical Distribution will be eliminated.

The company has further streamlined the Pharmaceutical Segment by restructuring and eliminating additional roles. As a result of these changes, the Pharmaceutical and Specialty Distribution businesses will both report directly to Debbie Weitzman.

“Debbie has been a tremendous leader at Cardinal Health, and we believe her knowledge and experience make her the right person to lead our redesigned Pharmaceutical Segment,” said Jason Hollar, Chief Executive Officer of Cardinal Health. “I believe this new design will allow us to have added focus on specialty distribution, which is a key growth area for the company, as well as simplify how our customers and manufacturers work with us.”
Hollar added, “On behalf of the Board and entire company, I want to thank Victor for his leadership and many contributions to our business and culture during his time with Cardinal Health. Victor’s steadfast leadership helped our Pharmaceutical Segment navigate the challenging environment during the pandemic, and we’re grateful he will remain with us through November 13 to ensure a smooth transition.”

The moves in the Pharmaceutical Segment come as part of the company’s broader simplification efforts to streamline its organizational structure and are specifically aimed to strengthen the company’s Pharmaceutical and Specialty Distribution, as well as bring together similar services under one team.

About Debbie Weitzman
Debbie Weitzman has been President of Pharmaceutical Distribution at Cardinal Health since 2017, leading the company’s distribution efforts to thousands of pharmacies across the care continuum, from retail and hospital pharmacies to long-term care and community health center pharmacies. Debbie also led the launch of and oversees Outcomes™, a unified ecosystem that brings together patient engagement, clinical intervention and pharmacy workflow solutions to enhance patient outcomes.

Throughout her 16-year career at Cardinal Health, Debbie has served in varying leadership roles across sales and distribution operations. Debbie has extensive international experience having previously served as the senior vice president and general manager of Cardinal Health Puerto Rico, responsible for sales and distribution operations for pharmaceutical products, medical-surgical products, hospital pharmacy management and logistics services in Puerto Rico and Latin America.

Prior to joining Cardinal Health, Debbie held positions of increasing responsibility at Johnson & Johnson Medical Caribbean. She began her career in banking at J.P. Morgan, followed by various marketing roles in consumer brand management both in the United States and Puerto Rico.

Debbie serves on the Board of Directors for the National Association of Chain Drug Stores, and is a delegate with the National Association of Wholesalers. She earned her bachelor’s degree in history from Dartmouth College and a master’s degree from Kellogg Graduate School of Management at Northwestern University.

Cardinal Health

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 30 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942